Exhibit 10.1

July 1, 2019

Mr. Richard L. Carrión
Chairman of the Board
Popular, Inc.
PO Box 362708
San Juan PR 00936-2708

Dear Richard:

Pursuant to your recent decision to transition from your current role of Executive Chairman to non-executive Chairman of the Board of Directors (the “Board”) of Popular, Inc. (the “Corporation”) and certain of its wholly-owned subsidiaries effective on July 1, 2019, and as discussed and approved by the Board on June 28, 2019, you are entitled to non-employee director compensation pursuant to the Corporation’s director compensation program. Set forth below are the terms of your compensation as Chairman of the Board as approved by the Board:

-	A chairman retainer fee (the “Chairman Retainer”) of $150,000 (payable in cash or in equity, at your option) in recognition of your leadership role as Chairman of the Board.

-	A grant (the “Equity Grant”) of $125,000 (payable in equity) under the Popular, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Plan”);

-	A retainer fee (the “Annual Retainer”) of $75,000 (payable in cash or in equity, at your option);

All equity payments may be received in either immediately vested Restricted Stock or Restricted Stock Units, at your option.

The compensation attributable to the period commencing on July 1, 2019 and ending on the day before the 2020 annual shareholders’ meeting, will be based on the annual compensation program, adjusted on a prorated basis (corresponding to 10 out of 12 months), as follows:

-	Equity Grant:	$ 104,167
-	Annual Retainer:	$ 62,500
-	Chairman Retainer:	$ 125,000

For each subsequent year that you are elected Chairman of the Board you will receive the annual compensation set forth above, subject to any changes approved by the Board. The annual compensation period will commence on the day of the corresponding annual shareholders’ meeting and end on the day before the following year’s annual shareholders’ meeting.

In support of your role as Chairman, the Corporation will provide you an office with administrative support in the headquarters of the Corporation, reimbursement of travel and representation expenses directly related to the performance of your duties as Chairman and, when in Puerto Rico, the use of a dedicated corporate vehicle and personal security assigned from the Banco Popular de Puerto Rico Asset Protection Department.

The Annual Retainer and the Chairman Retainer will be paid in cash, unless you elect to receive the payment in the form of equity under the Omnibus Plan, as provided below. The Equity Grant and any retainers which you elect to receive in the form of equity will be paid in the form of Restricted Stock, unless you elect to receive the payment in Restricted Stock Units. Shares of Restricted Stock will vest immediately on the grant date and be issued to you on such date. If you elect to receive the equity component of your compensation in the form of Restricted Stock Units, you will elect to receive the shares of stock of the underlying Restricted Stock Units in one of the two following forms:

•	Lump-Sum – You will receive the shares of stock of the underlying Restricted Stock Units on the 15th of August immediately following the date you cease to be a director of the Corporation.

•

Annual Installments – You will receive the shares of stock of the underlying Restricted Stock Units in equal annual installments on each 15th of August of the 1st, 2nd, 3rd, 4th and 5th year after you cease to be a director of the Corporation.

In order to make the elections discussed above, you must return to us the attached Director Compensation Election Form not later than July 5, 2019. If you do not submit the Director Compensation Election Form prior to such date, the Annual Retainer and the Chairman Retainer will be payable to you in cash and the equity component of your compensation will be payable to you in immediately vested Restricted Stock. Once you have made an election it will be applicable to all future payments, unless you notify us in writing of your desire to change the election. You may make such change in connection with future payments, by sending us a written notice no later than the 31st of December of the year preceding the date of the Corporation’s annual shareholders’ meeting to which the change would be in effect.

The number of shares of Restricted Stock or Restricted Stock Units (depending on your election) to be delivered in payment of the Equity Grant, the Annual Retainer and the Chairman Retainer, as applicable, will be determined by dividing the corresponding amount of the payment in cash by the closing price of the Corporation’s common stock on the grant date of the award, as determined by the Equity Award Grant Procedures of the Corporation.

The Restricted Stock Units will be subject to the terms and conditions of the Restricted Stock Unit Award Agreement attached hereto. To the extent that cash dividends are declared and paid on the Corporation’s outstanding common stock after the award of Restricted Stock Units but before the actual shares of common stock are delivered, you will receive an additional number of Restricted Stock Units that reflect reinvested dividend equivalents.

We have enclosed the following documents in connection to your compensation:

1.	Director Compensation Election Form;

2.	Restricted Stock Unit Award Agreement; and

3.	Omnibus Plan.

Please complete and sign the Director Compensation Election Form and the Restricted Stock Unit Award Agreement where indicated, and return the executed documents to the Corporate Secretary’s Office. Please retain a copy of the documents for your records.

Cordially,

/s/ Javier D. Ferrer

Javier D. Ferrer
Executive Vice President,
Chief Legal Officer & Secretary

DIRECTOR COMPENSATION ELECTION FORM

Name: Richard L. Carrión

This Election Form is subject to all the terms and conditions of Popular, Inc.’s (the “Corporation”) 2004 Omnibus Incentive Plan, as amended (the “Plan”) and the Restricted Stock Unit Award Agreement (as applicable) executed by me and the Corporation in connection with this Election Form (the “Agreement”). I acknowledge that I have received the letter informing me of my compensation as Non-Executive Chairman of the Board of Directors of the Corporation (the “Board”) and/or certain of its wholly-owned subsidiaries commencing on July 1, 2019 and continuing until such compensation is changed by the Board and that I agree with the terms set forth therein. Capitalized terms used in this Election Form but not defined herein shall have the meanings set forth in the Plan.

In accordance with the Plan and the Agreement, I hereby make the following elections with respect to the compensation to be received by me for my services as Non-Executive Chairman of the Board and/or certain of its wholly-owned subsidiaries for the period commencing on July 1, 2019 and continuing in future years:

Election I
ANNUAL RETAINERS

I hereby elect to receive the Annual Retainer and Chairman Retainer component of my compensation for the period commencing on July 1, 2019 and continuing for future years in the following form (select only one):

	CASH	EQUITY
X

Election II
EQUITY AWARDS

I hereby elect to receive the Equity Grant component of my compensation and any annual retainers which I elected to receive in the form of equity in Election I above) for the period commencing on July 1, 2019 and continuing for future years in the following form (select only one):

•		Restricted Stock – The shares of Common Stock will vest immediately on the grant date and be issued to the Director on such date.

•		Restricted Stock Units - The delivery of the shares of Common Stock of the underlying Restricted Stock Unit Award will be deferred to a future date selected by the Director in Election III below.

	RESTRICTED STOCK	RESTRICTED STOCK UNITS
X
Election III
DEFERRAL OF SETTLEMENT OF RESTRICTED STOCK UNITS

To be completed only if you selected “Restricted Stock Units” in Election II above.

I hereby defer the settlement of the Restricted Stock Units granted to me by the Corporation and elect to receive the shares of Common Stock of the underlying Restricted Stock Units (including any additional Restricted Stock Units resulting from dividend equivalents) in the following form (select only one):

•

Lump-Sum – The Director will receive the shares of Common Stock of the underlying Restricted Stock Unit Award on the 15th of August immediately following the date the Director ceases to be a director of the Corporation.

•

Annual Installments – The Director will receive the shares of Common Stock of the underlying Restricted Stock Unit Award in equal annual installments on each 15th of August of the 1st, 2nd, 3rd, 4th and 5th year after the Director ceases to be a director of the Corporation.

	LUMP-SUM DISTRIBUTION	ANNUAL INSTALLMENTS
X

I acknowledge that, notwithstanding any deferral election I make under this Election Form, as set forth in the Agreement, in the event of my death or a Change of Control, the settlement of my Restricted Stock Units will accelerate and be settled as soon as practicable but in no event more than sixty (60) days following my death or such Change of Control.

Other Information:

I hereby inform the Corporation that my place of residence for tax purposes is:

The Commonwealth of Puerto Rico
Mainland United States of America
Other: ____________________

I hereby instruct the Corporation to deliver and deposit the shares of Common Stock awarded to me as part of my compensation to my account at:

Popular Securities (Account Number: _____________)
Popular, Inc.’s Dividend Reinvestment and Stock Purchase Plan (Account Number: __________)
Other: ____________________ (Account Number: _________________)

This Election Form will become irrevocable with respect to the grant year to which it applies and shall be effective for subsequent grant years until I file with the Corporation a new Election Form revoking or changing such election in accordance with the requirements of Section 409A of the U.S. Code and the procedures specified by the Corporate Governance & Nominating Committee. To be effective, any revocation or change of this Election Form must be filed by December 31st of the year preceding the date of the Corporation’s annual shareholders meeting to which the revocation or change is made. I understand that this Election Form may be revoked or changed in accordance with the requirements of Section 409A of the U.S. Code, or that I may need to complete another Election Form for future compensation, if the terms of the Plan are amended. I further understand that the ability to make a subsequent deferral election may not be available to me in the future if the Corporation changes the Plan or its Plan administration policies. I am aware that any elections I have hereby made may have significant tax consequences to me and, to the extent I deem necessary, I have received advice from my personal tax advisor before making this deferral election. This Election Form is in all respects subject to the terms and conditions of the Plan and the Agreement. Should any inconsistency exist between this Election Form, the Plan, and/or the Agreement, then the provisions of either the Plan or the Agreement will control.

The undersigned hereby agrees to be bound by this Election Form and agrees to comply with the terms and conditions of the Plan, the Agreement (as applicable), and the elections set forth herein.

Please send the executed version of this Election Form to the Corporate Secretary’s Office no later than July 5, 2019.

DIRECTOR

By: /s/ Richard L. Carrión

Name: Richard L. Carrión
Date: July 1st, 2019

POPULAR, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of July 1st, 2019, by and between Popular, Inc. (the “Corporation”) and Richard L. Carrión (“Director”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them under the Plan (as defined therein).

WHEREAS, the Corporation maintains the Popular, Inc. 2004 Omnibus Incentive Plan, as amended (the “Plan”);

WHEREAS, in connection with the Director’s service as a member of the Board of Directors of the Corporation and/or certain of its wholly-owned subsidiaries, the Corporation desires to grant Restricted Stock Units to the Director, subject to the terms and conditions of the Plan and this Agreement; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.Award of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, in consideration of Director’s services as a member of the Board of Directors of the Corporation and/or certain of its wholly-owned subsidiaries, the Corporation hereby grants to the Director the number of Restricted Stock Units (“RSUs”) set forth from time to time in Annex I of this Agreement (the “Award”). Annex I will be delivered to the Director upon each Award and will form part of this Agreement. Each RSU represents the unfunded and unsecured promise of the Corporation to issue to the Director one share of Common Stock, par value $.01 per share, of the Corporation on the Settlement Date (as set forth in Section 4 hereof). No fractional RSUs shall be issued. Whenever the computation of the number of RSUs to be awarded results in a fractional amount, such amount shall be rounded up to the next greater whole number of RSUs.

2.Vesting and Transfer Restrictions. The RSUs awarded under this Agreement shall vest and become non-forfeitable on the Grant Date (as set forth in Annex I) of such Award. The RSUs may not be assigned, transferred, pledged or otherwise disposed of in any way other than by the Last Will and Testament of the Director or the laws of descent and distribution, subject to the bylaws of the Corporation. Any RSUs held by a beneficiary shall be subject to the restrictions imposed on such RSUs by this Agreement and the Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

3.Election to Defer Receipt of Shares.The Director has elected to defer, to some future date as provided in Section 4 of this Agreement and set forth in Annex I, the receipt of all the shares of Common Stock underlying the Award granted pursuant to this Agreement (the “Shares”). In order to defer the receipt of the Shares, the Director has completed and filed an election form with the Plan administrator, which election form is incorporated herein by reference.

4. Settlement Date and Issuance of Shares. The Director has elected to receive the Shares in one of the following manners (each a “Settlement Date”) as set forth in Annex I hereto:

a)	Lump-Sum. The Director will receive the Shares on the 15th of August immediately following the date the Director ceases to be a director of the Corporation, or
b)

Annual Installments. The Director will receive the Shares in equal annual installments on each 15th of August of the 1st, 2nd, 3rd, 4th and 5th year after the Director ceases to be a director of the Corporation.

On the Settlement Date selected by the Director, the Corporation shall issue to the Director the Shares as provided in this section.

5.Death; Change of Control. Notwithstanding the forgoing or anything in this  Agreement or any deferral election form to the contrary, in the event of the Director’s death or a Change of Control, the Settlement Date of the Award shall accelerate and the Award shall be settled as soon as practicable but in no event more than sixty (60) days following the date of the Director’s death or such Change of Control.

6.Rights as Stockholder. The Director shall not have any rights (including voting rights) of a shareholder of the Corporation with respect to the RSUs until the Shares have been issued to the Director on the Settlement Date.

7.Dividend Equivalents. To the extent that cash dividends are declared and paid on the Corporation’s outstanding Common Stock after the Grant Date but before the Settlement Date of the Award, the Director shall receive an additional number of RSUs that reflect reinvested dividend equivalents. The dividend equivalents will be equal in value (based on the reported dividend rate on the date dividends are paid) to the amount of dividends that would have been paid on the Shares not yet delivered to the Director (the “Dividend Equivalents”). The Director shall receive as of the date of the dividend payment a number of RSUs equal to the amount of the cash dividend paid by the Corporation on a single share of Common Stock multiplied by the number of RSUs awarded under this Agreement, divided by the Fair Market Value of the Common Stock of the Corporation on the date of the dividend payment (the “Dividend Equivalent RSUs”). The Dividend Equivalent RSUs will be delivered to the Director as soon as practicable following the date of the dividend payment and will vest immediately. The underlying shares of Common Stock of such Dividend Equivalent RSUs will be issued to the Director on the Settlement Date in accordance with Section 4 and Annex I of this Agreement, in the same manner as the Shares are issued. Dividend Equivalent RSUs obtained by the Director will also be entitled to obtain Dividend Equivalents in accordance with this Section 7, when cash dividends are declared and paid by the Corporation. Shares of Common Stock underlying Dividend Equivalent RSUs shall also be referred to herein as “Shares”.

8.Tax Matters.

a)

Tax Witholding. The Director shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Award and any Dividend Equivalent RSUs.  The Corporation may withhold or cause to be withheld from the Award and any Dividend Equivalent RSUs (or Director’s other compensation) any Federal, Puerto Rico, state or local taxes required by law to be withheld with respect to such Award or Dividend Equivalent RSUs. By acceptance of this Agreement, Director agrees to such deductions. If a tax withholding is required under applicable law, the Corporation will withhold shares of Common Stock with a value equal to the payment of the taxes that the Corporation determines it is required to withhold under applicable tax laws with respect to the Award and any Dividend Equivalent RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the issuance of the Shares thereof. The Corporation will use the Fair Market Value of the Common Stock on the Settlement Date in order to determine the number of shares to be withheld. If the Director wishes to remit cash to the Corporation (through payment deductions or otherwise), in each case in an amount sufficient in the opinion of the Corporation to satisfy such withholding obligation, the Director must notify the Corporation in advance and do so in compliance with all applicable laws and pursuant to such rules as the Corporation may establish from time to time, including, but not limited to, the Corporation’s Insider Trading Policy.

b)

Section 409A.  The intent of the parties is that the Award and any Dividend Equivalent RSUs granted hereunder comply with Section 409A of the U.S. Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement, the Plan and the deferral election form shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything to the contrary, the Director shall not be considered to have ceased to be a director or to have terminated service with the Corporation for purposes of this Agreement until the Director has incurred a “separation from service” from the Corporation within the meaning of Section 409A of the U.S. Code.  In addition, for purposes of this Agreement, each amount to be paid to the Director pursuant to this Agreement shall be construed as a separate payment for purposes of Section 409A of the U.S. Code.

9.Securities Law Compliance. The delivery of all or any of the Shares under this Agreement shall only be effective at such time as the issuance of such Shares will not violate any state or federal securities or other laws. The Corporation is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Corporation may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of NASDAQ or any other exchange upon which the Corporation’s Common Stock is traded. If the Corporation delays the delivery of the Shares in order to ensure compliance with any state or federal securities or other laws, the Corporation shall deliver the Shares at the earliest date at which the Corporation reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under law.

10. Agreement not a Service Contract.  This Agreement is not an employment or service contract, and nothing in this Agreement nor the Plan shall be deemed to confer on Director any right to continue in the service of, or to continue or establish any other relationship with, the Corporation or its subsidiaries, as applicable, or limit in any way the right of the Corporation or its subsidiaries or its shareholders to terminate its relationship with the Director at any time.

11. Plan Governs.  This Agreement is subject to the terms and conditions of the Plan, which is incorporated herein by reference and which the Director hereby acknowledges receiving a copy. The Director agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control.

12. Notices.  Any notices required to be given or delivered to the Director or the Corporation under the terms of this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Corporation to the Director, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Director at the last address the Director provided to the Corporation.  Notice to the Corporation shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail to the Corporation by the Director, five (5) days after deposit in the United States mail, postage prepaid, addressed to Chief Legal Officer, Popular, Inc. Board of Directors (751), PO Box 362708, San Juan, Puerto Rico 00936-2708.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without regard to principles of conflicts of laws.

14. Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Agreement, but such provision shall be fully severable and the Agreement shall be construed and enforced as if the illegal or invalid provision had never been included in the Agreement.

15. Successors.   This Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Corporation. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Director and Director’s heirs, legatees, executors, administrators, legal representatives, and successors.

16. Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instruments, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of July 1st, 2019.

POPULAR, INC.	DIRECTOR

By: /s/ Javier D. Ferrer	By: /s/ Richard L. Carrión

Name: Javier D. Ferrer	Name: Richard L. Carrión
Title: Executive Vice President,
Chief Legal Officer and Secretary

ANNEX I
POPULAR, INC.
RESTRICTED STOCK UNIT AWARD

Recipient: ___________

Grant Date: ________ _____, 2019
Total Dollar Value of Award: $__________
Common Stock Market Price on Grant Date: $_________

Restricted Stock Units Awarded: ________

Settlement Date selected by the Director on the Director Compensation Election Form:

__________ Lump-Sum – the 15th of August immediately following the date the Director ceases to be a director of the Corporation.

__________ Annual Installments – each 15th of August of the 1st, 2nd, 3rd, 4th and 5th year after the Director ceases to be a director of the Corporation.